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                                                                    Exhibit 99.3

                            TRANSFER AGENCY AGREEMENT


                     MORGAN STANLEY INSTITUTIONAL FUND, INC.

                                NOVEMBER 1, 2004

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                                TABLE OF CONTENTS

                                                                            PAGE
1.   Appointment                                                               1

2.   Representations and Warranties                                            1

3.   Delivery of Documents                                                     3

4.   Services Provided                                                         4

5.   Fees and Expenses                                                         5

6.   Limitation of Liability and Indemnification                               7

7.   Term                                                                      9

8.   Notices                                                                   9

9.   Waiver                                                                   10

10.  Force Majeure                                                            10

11.  Amendments                                                               10

12.  Severability                                                             10

13.  Governing Law                                                            10

14.  Confidentiality                                                          11


Signatures                                                                    11

Schedule A  --  Fees and Expenses                                            A-1
Schedule B  --  Transfer Agency Services Description                         B-1

                                       -i-
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                            TRANSFER AGENCY AGREEMENT

     AGREEMENT made as of November 1, 2004 by and between MORGAN STANLEY INSTITUTIONAL FUND, INC. (the "Fund"), a Maryland corporation and J.P. MORGAN INVESTOR SERVICES CO. ("J.P. Morgan"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, J.P. Morgan is a service company which provides transfer agency and other services to investment companies and others;

     WHEREAS, the Fund wishes to contract with J.P. Morgan to provide certain transfer agency services to the Fund; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Fund hereby appoints J.P. Morgan to provide services for the Fund, as described hereinafter, subject to the supervision of the Board of Directors of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. J.P. Morgan accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

     2.  REPRESENTATIONS AND WARRANTIES.

            (a) J.P. Morgan represents and warrants to the Fund that:

                    (i) J.P. Morgan is a corporation, duly organized and existing under the laws of the State of Delaware;

                    (ii) J.P. Morgan is duly qualified to carry on its business in the Commonwealth of Massachusetts;

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                    (iii)  J.P. Morgan is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                    (iv) all requisite corporate proceedings have been taken to authorize J.P. Morgan to enter into and perform this Agreement;

                    (v) J.P. Morgan has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

                    (vi) no legal or administrative proceedings have been instituted or threatened which would impair J.P. Morgan's ability to perform its duties and obligations under this Agreement; and

                    (vii) J.P. Morgan's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of J.P. Morgan or any law or regulation applicable to J.P. Morgan;

            (b) The Fund represents and warrants to J.P. Morgan that:

                    (i) the Fund is a corporation, duly organized and existing and in good standing under the laws of Maryland;

                    (ii) the Fund is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                    (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

                    (iv) the Fund is an investment company properly registered under the 1940 Act;

                    (v) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and is effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

                    (vi) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

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                    (vii)  the Fund's registration statements comply in all
material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Fund's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

                    (viii) the Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     3. DELIVERY OF DOCUMENTS. The Fund will promptly furnish to J.P. Morgan such copies, properly certified or authenticated, of contracts, documents and other related information that J.P. Morgan may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

            (a) Resolutions of the Board authorizing the appointment of J.P. Morgan to provide certain services to the Fund and approving this Agreement;

            (b) The Fund's Articles of Incorporation;

            (c) The Fund's By-Laws;

            (d) The Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

            (e) The Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

            (f) Copies of the Investment Advisory Agreement between the Fund and its investment adviser (the "Advisory Agreement");

            (g) Opinions of counsel and auditors' reports; and

            (h) The Fund's prospectus(es) and statement(s) of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses").

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     4.  SERVICES PROVIDED.

            (a) J.P. Morgan will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Articles of Incorporation and By-Laws; applicable U.S. laws and regulations; and all resolutions and policies implemented by the Board, of which J.P. Morgan has been notified by the Fund:

                    (i)    Transfer Agency.

            A detailed description of the above service is contained in Schedule B, to this Agreement.

            (b) J.P. Morgan will also:

                    (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of J.P. Morgan or a corporate affiliate of J.P. Morgan);

                    (ii) provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

                    (iii) furnish equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

                    (iv) keep records relating to the services provided hereunder in such form and manner as J.P. Morgan may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules.

     5.  FEES AND EXPENSES.

            (a) As compensation for the services rendered to the Fund pursuant to this Agreement, the Fund shall pay J.P. Morgan monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the

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part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

            (b) For the purpose of determining fees calculated as a function of the Fund's assets, the value of the Fund's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

            (c) The Fund may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by J.P. Morgan. In addition, significant regulatory and legal changes and changes in the Fund's status may necessitate additional services, processing or reports. In either instance, if J.P. Morgan elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges.

            (d) J.P. Morgan will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. The Fund agrees to promptly reimburse J.P. Morgan for any services, equipment or supplies ordered by or for the Fund through J.P. Morgan and for any other expenses that J.P. Morgan may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of J.P. Morgan, or the Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of corporate existence; expenses of typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund (the Fund's distributor to bear the expense of all other printing, production, and distribution of Prospectuses, and

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marketing materials); expenses of printing and production costs of shareholders'
reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and annual meetings; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; trade association dues and expenses; reprocessing costs to J.P. Morgan caused by third party errors; copying charges; overtime work when necessitated by unusual client requests; microfilm and storage, audio response unit costs; corporate action services; service termination and conversion costs; any expenses necessitated by regulatory or legal changes; and any extraordinary expenses and other customary Fund expenses.

            (e) All fees, out-of-pocket expenses, or additional charges of J.P. Morgan shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

            (f) J.P. Morgan will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as determined by J.P. Morgan) plus two percent per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by the Fund to J.P. Morgan.

            (g) In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days' written notice to the Fund by J.P. Morgan. The Fund must notify J.P. Morgan in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     6.  LIMITATION OF LIABILITY AND INDEMNIFICATION.

            (a) J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund, the Fund or third parties, in connection with the matters to which this Agreement relates, except for a loss or expense resulting from willful misfeasance, bad faith or

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negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

            (b) Subject to Paragraph 6(a) above, J.P. Morgan shall not be responsible for, and the Fund shall indemnify and hold J.P. Morgan and its directors, officers, agents and employees (collectively the "Indemnitees") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket and incidental expenses and legal fees ("Losses") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                    (i) any and all actions of the Indemnitees required to be taken pursuant to this Agreement;

                    (ii) the reliance on or use by the Indemnitees of information, records, or documents which are received by the Indemnitees and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any third party on behalf of the Fund;

                    (iii) the Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                    (iv) the breach of any representation or warranty of the Fund hereunder;

                    (v) following any instructions or other directions reasonably believed to be requests of the Fund or otherwise duly authorized, and upon which J.P. Morgan is authorized to rely pursuant to the terms of this Agreement;

                    (vi) any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by the Fund, its investment advisers and/or sub-advisers, and providers of other services such as data services, corporate action services, pricing services or securities brokerage;

                    (vii) the offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Fund or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement;

                    (viii) any failure of the Fund's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Fund's prospectus;

                    (ix) the actions taken by the Fund, its investment adviser and/or sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

                    (x) all actions, inactions, omissions, or errors caused by third parties to whom the Fund or the Indemnitees have assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund.

            (c) In addition to and not in limitation of paragraph (b) immediately above, the Fund also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of J.P. Morgan's performance under this Agreement, provided the Indemnitees have not acted with bad faith, negligence or reckless disregard or engaged in willful misfeasance.

            (d) In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Fund and its custodians, officers and directors, investment advisers and sub-advisers, investors, agents and other service providers which J.P. Morgan reasonably believes to be genuine, valid and authorized. J.P. Morgan shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel and public accountants retained by the Fund, as necessary or appropriate.

            (e) Anything in this agreement to the contrary notwithstanding, in no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action in which any such loss or damage may be claimed. This provision shall survive the termination of this Agreement.

     7. TERM. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on 90 days' prior written notice. Upon termination of this Agreement, the Fund shall pay to J.P. Morgan such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. In the event of late payment or non-payment, J.P. Morgan shall have the right to retain the records of the Fund until all fees and monies due J.P. Morgan are paid.

     8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

            If to the Fund:

                    Morgan Stanley Institutional Fund, Inc.
                    1221 Avenue Of The Americas
                    New York, NY  10020
                    Attention:  James Garrett or Stephen Atkins
                    Fax: (212) 762-7040

            If to J.P. Morgan:

                    J.P. Morgan Investor Services Co.
                    73 Tremont Street
                    Boston, MA  02108
                    Attention: General Counsel
                    Fax: (617) 557-8616

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     9.  WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     10. FORCE MAJEURE. J.P. Morgan shall not be responsible or liable for any harm, loss or damage suffered by the Fund, its investors, or other third parties or for any failure or delay in performance of J.P. Morgan's obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond J.P. Morgan's control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by J.P. Morgan will not give the Fund the right to terminate this Agreement.

     11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK.

     14. CONFIDENTIALITY. In accordance with the Securities and Exchange Commission's regulation S-P ("Regulation S-P"), nonpublic personal financial information relating to consumers and customers of the Fund provided by, or at the direction of the Fund to J.P. Morgan, or collected or retained by J.P. Morgan in the course of performing its duties as transfer agent shall be considered confidential information. J.P. Morgan agrees that it shall not use such confidential information for any purpose other than to carry out its obligations under this Agreement, and further agrees that it shall not give, sell or in any way transfer or disclose such confidential information to any person or entity, other than (i) affiliates of J.P. Morgan or third parties who have entered into contractual arrangements with the Fund or with J.P.

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Morgan, and then only to the extent necessary to carry out the obligations under such contractual arrangements, (ii) at the direction of the Fund, (iii) as required by law or (iv) subject to (i) above, as permitted by law. J.P. Morgan represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Fund. J.P. Morgan warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence unless such person or entity has agreed to keep such information confidential. The Fund represents to J.P. Morgan that it has adopted a Statement of its privacy policies and practices as required by Regulation S-P and agrees to provide J.P. Morgan with a copy of that statement annually.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.


                                      MORGAN STANLEY INSTITUTIONAL FUND, INC.


                                      By:    /s/ Ronald E. Robison
                                             --------------------------------

                                      Name:  Ronald E. Robison
                                             --------------------------------

                                      Title: Principal Executive Officer
                                             --------------------------------

                                      J.P. MORGAN INVESTOR SERVICES CO.

                                      By:    /s/ Mark W. Kucera
                                             --------------------------------

                                      Name:  Mark W. Kucera
                                             --------------------------------

                                      Title: Vice President
                                             --------------------------------

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                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE A

                                FEES AND EXPENSES

TRANSFER AGENCY FEE SCHEDULE:

-    Each fund class at $3,000 per year

-    Regular account maintenance at $15 per year

-    Telephone call coverage at $3 per call

-    Manual transaction charge at $3 per transaction

-    Automated transactions at $0.75 per transaction

TRANSFER AGENCY - CORE SERVICE SET
Account Set Up and Maintenance
Daily Confirmations - English Only
Shareholder Statements - Monthly
Dividend Cal & Payment
Financial Control (Cash & Recon)
Compliance Audit Readiness and Coordination
Commissions Calculation
Price Receipt from Fund Accounting
Wire & Cash Receipt
Savings Plans
Withdrawal Plans
MIS - Client Statistics
Incoming & outgoing transmissions (data and transactions)
Class Conversions/Mergers
TRANSFER AGENCY - ADDITIONAL SERVICES-

Customized Programming             At Cost
Out of Pocket Expenses             At Cost

                                       A-1
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                         MUTUAL FUNDS SERVICE AGREEMENT

                                   SCHEDULE B

                     DESCRIPTION OF TRANSFER AGENCY SERVICES

     The following is a general description of the transfer agency services J.P. Morgan shall provide to the Fund.

A. SHAREHOLDER RECORDKEEPING. Maintain records showing for each Fund shareholder the following: (i) name, address, appropriate tax certification and tax identifying number; (ii) number of shares of each fund, portfolio or class; (iii) historical information including, but not limited to, dividends paid, date and price of all transactions including individual purchases and redemptions, based upon appropriate supporting documents; and
     (iv) any dividend reinvestment order, application, specific address, payment and processing instructions and correspondence relating to the current maintenance of the account.

B. SHAREHOLDER ISSUANCE. Record the issuance of shares of each Fund, portfolio or class. Except as specifically agreed in writing with any Fund, J.P. Morgan shall have no obligation when countersigning and issuing and/or crediting shares to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

C. TRANSFER, PURCHASE AND REDEMPTION ORDERS. Process all orders for the transfer, purchase and redemption of shares of each Fund in accordance with such Fund's current prospectus and written transfer agency policies and procedures agreed to from time to time, including electronic transmissions which the Fund acknowledges it has authorized, or in accordance with any instructions of the Fund or its agents which J.P. Morgan reasonably believes to be authorized.

D. SHAREHOLDER COMMUNICATIONS. Transmit all communications by any Fund to its shareholders promptly following the delivery by the Fund of the material to be transmitted by mail, telephone, courier service or electronically.

E.   PROXY SUPPORT. Transmit shareholder information to assist with proxies.

F. SHARE CERTIFICATES. If permitted by Fund policies, and if a shareholder of a Fund requests a certificate representing shares, J.P. Morgan as Transfer Agent, will countersign and mail a share certificate to the investor at his/her address as it appears on the Fund's shareholder records.

G. RETURNED CHECKS. In the event that any check or other negotiable instrument for the payment of shares is returned unpaid for any reason, J.P. Morgan will take such steps, as J.P. Morgan may deem appropriate and notify the Fund of such action. However, the Fund remains ultimately liable for any returned checks or negotiable instruments of its shareholders.

H. SHAREHOLDER CORRESPONDENCE. Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

I. TAX REPORTING. J.P. Morgan shall issue appropriate shareholder tax forms as required.

                                       B-1
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J.   DIVIDEND DISBURSING. J.P. Morgan will prepare and mail checks, place wire transfers or credit income and capital gain payments to shareholders. Each Fund will advise J.P. Morgan of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. J.P. Morgan will, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to J.P. Morgan sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder's account.

K. ESCHEATMENT. J.P. Morgan shall provide escheatment services only with respect to the escheatment laws of the State of Massachusetts, including those which relate to reciprocal agreements with other states.

L. TELEPHONE SERVICES. J.P. Morgan will provide staff coverage, training and supervision in connection with each Fund's telephone line for shareholder inquiries, and will respond to inquiries concerning shareholder records, transactions processed, procedures to effect the shareholder records and inquiries of a general nature relative to shareholder services. All other telephone calls will be referred to the Fund, as appropriate.

M. ANTI-MONEY LAUNDERING SERVICES. Verify shareholder identity upon opening new accounts where the subscription comes directly to J.P. Morgan. J.P. Morgan will monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with J.P Morgan's or the Fund's AML Program, as provided to J.P. Morgan and approved by J.P. Morgan from time to time ("AML Program"). J.P. Morgan will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML Program and create documentation to provide a basis for law enforcement authorities to trace illicit funds. J.P. Morgan will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the AML Program, and make the same available for inspection by (i) the designated AML Compliance Officer,
     (ii) any auditor of the Fund's AML Program or related procedures, policies or controls that have been designated by the Fund in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the designated AML Compliance Officer.

N. FULFILLMENT SERVICES. As directed by J.P. Morgan or upon the request of prospective shareholders (partners) either by telephone or in writing, J.P. Morgan will mail reasonable quantities of prospectuses (offering memoranda), applications to purchase shares and other information customarily sent to prospective shareholders (partners).

                                       B-2